Exhibit 99.1

For Immediate Release:
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          4net Software, Inc. Terminates Letter of Intent with NWT Inc.

Ridgefield, CT (February 14, 2003) Today, 4net Software, Inc. (OTC BB: FNSI) announced that it received correspondence from NWT Inc., that states that NWT is unwilling to proceed with the merger transaction contemplated by the Letter of Intent (the "LOI"), which was previously announced by 4net Software on December 30, 2002. Based on the correspondence received from NWT, 4net Software has notified NWT that the LOI is terminated based upon NWT's unwillingness to proceed with the merger transaction, and that 4net Software has demanded that NWT pay the agreed to break-up fee in the amount of $50,000.00 in accordance with the terms of the LOI. While NWT has indicated that it is interested in discussing some type of transaction with 4net Software there can be no assurance that any transaction with NWT will be completed.

         4net Software's CEO and President, Steven N. Bronson, stated that, "We are deeply regretful that NWT has changed its position and is now unwilling to proceed with transaction the parties agreed to in the LOI." Mr. Bronson stated further that "While it is frustrating to spend considerable amount of energy, time and money to pursue the NWT merger, we are still committed in pursuing our goal of completing a merger and/or acquisition that will enhance 4netSoftware's revenue and increase shareholder value."

Forward-Looking Information. This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Detailed information about factors pertinent to the business of 4net Software that could cause actual results to differ is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report for the fiscal year ended September 30, 2002 and its most recent Quarterly Reports. 4net Software, Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact Details

For information regarding 4net Software, please contact:

Steven N. Bronson, President
4net Software, Inc.
10 South Street, Suite 202
Ridgefield, Connecticut 06877
Telephone: (203) 894-9755
Fax: (203) 894-8990